NORWOOD FINANCIAL CORP
ANNOUNCES A DIVIDEND INCREASE

HONESDALE – DECEMBER 13, 2012

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ: NWFL) and its subsidiary Wayne Bank today announced that the Board of Directors declared a $.31 per share quarterly dividend payable February 1, 2013 to shareholders of record as of January 15, 2013.  The $.31 per share represents a $.01 per share or 3.3% increase over the $.30 per share dividend paid on November 1, 2012.
Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this increase in the quarterly dividend.  It reflects the Company’s financial strength and strong capital position, which resulted in solid performance through the nine months ended September 30, 2012.  We are also very proud that this marks the twenty-first consecutive year of dividend increases for the Company.”
Norwood Financial Corp, through its subsidiary, Wayne Bank operates sixteen offices in Northeastern Pennsylvania.  As of September 30, 2012, the Company had total assets of $698.7 million, loans outstanding of $479.5 million, and total stockholders’ equity of $92.0 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.
Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include risks related to our acquisition of North Penn Bancorp, Inc., changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:                        William Lance
                                           Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com